SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Avondale Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

2001 Santa Monica Blvd. Suite 1165W

Santa Monica, California 90404

TELEPHONE NUMBER:

310-779-7383

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Scott Krisiloff

Avondale Investment Company, LLC

2001 Santa Monica Blvd. Suite 1165W

Santa Monica, California 90404

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       /   / Yes    /X/ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Santa Monica and State of California on this 17th day of July, 2014.

ATTEST:

Avondale Investment Company, LLC

/s/ Charles R. Ropka, Esq.

/s/ Scott Krisiloff, Trustee

By: Charles R. Ropka, Esq.

By: Scott Krisiloff, Trustee

ADDITIONAL INFORMATION

Item.

1.

Avondale Funds

Item.

2.

Organized in the State of Ohio on July 16, 2014

Item.

3.

Statutory Business Trust

Item.

4 & 5.

The registrant is a diversified open-end management investment company

Item.

6.

Name and Address of Investment Advisor

Scott Krisiloff

Avondale Investment Company, LLC

2001 Santa Monica Blvd. Suite 1165W

Santa Monica, CA, 90404

Item.

7.

Scott Krisiloff is the Sole Initial Trustee, President and Secretary of the

registrant.  Scott Krisiloff’s business address is 2001 Santa Monica Blvd., Suite 1165W, Santa Monica, CA 90404. At its organizational meeting, the registrant proposes to appoint two independent trustees.

Item.

8.

Not applicable

Item.

9.

(a)

No

(b)

Not applicable

(c)

Yes

(d)

No

(e)

Not applicable

Item.

10.

None

Item.

11.

No

Item.

12.

Not applicable